Exhibit 99.1

Sunshine Heart Announces Strategic Acquisition of Aquadex Product Line from Baxter and a new credit facility with Silicon Valley Bank

Eden Prairie, MN: August 8, 2016: (GLOBE NEWSWIRE) Sunshine Heart, Inc. (NASDAQ: SSH) announced it has acquired the Aquadex product line from an indirect subsidiary of Baxter International Inc. (NYSE: BAX), a global leader in the hospital products and dialysis markets. The Aquadex system is indicated for temporary (up to eight hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy, and extended (longer than 8 hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy and require hospitalization.

“Aquadex is an important strategic investment, which allows Sunshine Heart to strengthen our presence in the heart failure market,” said John Erb, Sunshine’s Chairman and CEO. “We believe Aquadex is a valuable and highly complementary technology to our expanding heart failure product portfolio. There is a real need for fluid management in patients both before and following any kind of heart failure procedure. Aquadex is used to treat fluid overload in congestive heart failure patients and can help reduce the length of stay while in the hospital and the number of hospital visits in total.”

Under the terms of the agreement, Baxter received $4.0 million in cash and 1.0 million shares of Sunshine Heart common stock. “This is a financially attractive transaction as well,” said Mr. Erb. “We expect this product line to be accretive in the first year with a relatively quick payback period. We plan to strategically leverage our current team of clinical specialists to directly support the existing base of Aquadex customers.”

In connection with the acquisition of this product line, the Company repaid all amounts outstanding under its existing debt facility with Silicon Valley Bank and entered into a new $5.0 million facility to finance future working capital needs. Advances under the facility are subject to various conditions precedent, including compliance with financial covenants, which the Company does not currently meet. “This strategic acquisition will allow Sunshine Heart to further drive important advancements to heart failure treatment,” said Ben Johnson, Managing Director of Silicon Valley Bank. “We’re excited to provide the financing to support the company as it matures to the next phase of development.”

Rx Only. All treatments must be administered by a healthcare provider, under physician prescription, both of whom having received training in extracorporeal therapies

About Sunshine Heart

Sunshine Heart, Inc. (Nasdaq: SSH) is an early-stage medical device company focused on developing a product portfolio to treat moderate to severe heart failure and related conditions.  Our objective is to improve the quality of life for heart failure patients and halt the disease progression.  Sunshine Heart is a Delaware corporation headquartered in Minneapolis with wholly owned subsidiaries in Australia and Ireland. The Company has been listed on the NASDAQ Capital Market since February 2012.

About Silicon Valley Bank

For more than 30 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Learn more at svb.com.

Forward-Looking Statements

Certain statements in this release are forward-looking statements that are based on management’s beliefs, assumptions, expectations, and information currently available to management.  All statements that address future operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation, clinical and pre-clinical study designs and activities, expected timing for initiation, enrollment and completion of clinical trials, research and development activities, ultimate clinical outcomes and benefits of our products to patients, design and development of future studies, site activations, patient enrollment in studies, timing of regulatory filings and approvals, regulatory acceptance of our filings, our expectations with respect to product development and commercialization efforts, market and physician acceptance of our products, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and potentially competitive product offerings. The risk factors described in our filings with the SEC could cause actual events to adversely differ from the expectations indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. Sunshine Heart does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Sunshine Heart may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the possibility that regulatory authorities do not accept our application or approve the marketing of our therapy, the possibility we may be unable to raise the funds necessary for the development and commercialization of our therapy and other risks and uncertainties described in our filings with the SEC.  We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Claudia Napal Drayton	Investor Relations
Chief Financial Officer	Sunshine Heart Inc.
Sunshine Heart, Inc.	ir@sunshineheart.com
T: +1-952-345-4205